EXHIBIT 6.4


December 2, 1999


Mr. Randal J. Kirk
Chairman
Clinical Chemistry Holdings, Inc.
7335 Lee Highway
Radford, VA  24141


Dear Mr. Kirk:

         The letter agreement between Albert Investment Strategies, Inc. ("Albert"), Clinical Chemistry Holdings, Inc. ("CCH"), and Randal J. Kirk, dated November 12, 1999, and amended by letters dated November 24, 1999 and November 26, 1999 ("Letter Agreement"), is modified and amended, effective as of November 26, 1999, by the deletion of the fourth numbered paragraph thereof and the insertion of the following in its place:

         4. Other than with respect to the continued beneficial ownership or sale of shares of Common Stock of Novitron held by Albert and various accounts over which Albert has dispositive power on the Effective Date other than the Shares, Albert agrees that neither Albert nor any of its affiliates will purchase, beneficially own or control any shares of Common Stock of Novitron or otherwise trade in, or with respect to, the Common Stock of Novitron for a period of two (2) years from the Effective Date.

         Except as modified and amended in this letter, the Letter Agreement shall remain in full force and effect. If you are in agreement with the above, please execute this amendment to the Letter Agreement and return a signed copy to the undersigned at the address indicated above.

                       ALBERT INVESTMENT STRATEGIES, INC.


                                      By:      /s/ Ira Albert
                                           ----------------------------------
                                               Ira Albert, President


                        CLINICAL CHEMISTRY HOLDINGS, INC.


                                      By:      /s/ Randal J. Kirk
                                           -----------------------------------
                                               Randal J. Kirk, Chairman

                              Page 19 of 21 Pages

                                               /s/ Randal J. Kirk
                                             ---------------------------------
                                               Randal J. Kirk, Individually

                              Page 20 of 21 Pages